EXHIBIT 99.1

PRESS RELEASE
FOR IMMEDIATE RELEASE
Southern Community Financial Corporation
Announces Results for the Quarter and Six Months Ended June 30, 2006, Including
Previously Announced Balance Sheet Restructuring and Derivative Accounting Correction;
Announces Share Repurchase Plan
     Winston-Salem, North Carolina, July 26, 2006 — Southern Community Financial Corporation (NASDAQ: SCMF and SCMFO) (the “Company”), the holding company for Southern Community Bank and Trust, reported operating results for the three and six month periods ended June 30, 2006, and announced a plan to repurchase up to 1 million additional shares of its common stock. For the second quarter ended June 30, 2006, the Company reported a net loss of $1.4 million or $0.08 per diluted share, compared to net income of $2.3 million or $0.13 per diluted share for the same period in 2005. For the six-month period ended June 30, 2006, the Company had net income of $174 thousand or $0.01 per diluted share, compared to $3.6 million or $0.20 per diluted share for the same period one year ago. Operating results for the second quarter and first six months of 2006 included an after-tax charge of approximately $2.7 million (or $0.15 per diluted share) related to the previously announced balance sheet restructuring, which was undertaken to eliminate certain lower-yielding investments, improve net interest margin and net interest income levels, and mitigate overall interest rate risk exposure. The results for the second quarter and the first six months of 2006 were also impacted by after-tax losses of approximately $376 thousand and $687 thousand (or $0.02 and $0.04 per diluted share), respectively on economic hedges as a result of the correction in accounting for certain derivative financial instruments. In addition, the Company announced a plan to repurchase up to an additional 1 million shares of its common stock.
     As previously disclosed, the balance sheet restructuring involved the sale of $87.8 million in available for sale securities or approximately 30% of the total investment portfolio, with a weighted average yield of 3.70%. This restructuring resulted in an after-tax charge of approximately $2.7 million. The proceeds from the sale of securities are being utilized to reduce the Company’s short term borrowings by approximately $15.0 million and to reinvest in securities expected to yield at least 5.75%. The restructuring of the investment portfolio eliminated certain lower-yielding investments, is expected to improve the yield on the investment portfolio, improve the net interest margin and net interest income levels, mitigate overall interest rate risk exposure and improve future earnings by as much as $0.06 per share on an annualized basis. The repositioning had a minimal impact on shareholders’ equity as the decline in value of the investments had been previously reflected in accumulated other comprehensive income.
     Significant milestones achieved during the second quarter of 2006:
➢	Restructured the balance sheet to improve future operating results;
➢	Achieved year-over-year loan growth of $113.2 million or 13.4% and deposit growth of $108.4 million or 12.5%;
➢	Achieved second quarter loan growth of $37.9 million or 4.1%;

➢	Maintained sound asset quality with non-performing loans of 0.22% of loans;
➢	Announced a plan to repurchase up to an additional 1 million shares of common stock;
➢	Paid a quarterly dividend of $0.035 per share on June 1, 2006, an increase from the $0.03 quarterly dividend paid on March 1, 2006.
     Net interest income for the second quarter of $10.0 million was up 9.8%, compared with $9.1 million reported in the comparable quarter of 2005, driven by strong loan growth. Year to date, net interest income has risen to $20.1 million from $18.1 million for the first six months of 2005, an increase of 11.0%. The net interest margin for the second quarter of 2006 of 3.27% reflects an expansion of 9 basis points over the 3.18% reported in the second quarter of 2005, the result of both loan and core deposit growth. On a linked quarter basis, competitive pressures have resulted in funding costs increasing at a more rapid pace than asset yields, and the margin compressed 17 basis points from the first quarter in 2006. The net interest margin in the first half of 2006 was 3.35% compared with 3.21% in the similar 2005 period.
     In non-interest income, service charges on deposit accounts for the second quarter of 2006 increased to $1.1 million, up $190 thousand, or 20.9% over the second quarter of 2005. For the six months ended June 30, 2006, service charges totaled $2.1 million, an increase of $386 thousand or 22.1% over the same period last year. Other non-interest income, excluding the losses on the portfolio restructuring and economic hedges described above, amounted to $1.0 million and $1.8 million for the three and six months ended June 30, 2006, respectively, similar to the $946 thousand and $1.8 million reported for the corresponding periods in 2005.
     As previously announced, the Company intends to restate earnings for the quarter ended March 31, 2006 and the years ended December 31, 2003, 2004 and 2005 and the related quarterly periods to correct the accounting for certain derivative transactions under Statement of Financial Accounting Standards (“SFAS”) No. 133. The Company intends to amend and restate its Annual Report on Form 10-K for the year ended December 31, 2005 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 2006 to reflect the proper accounting treatment. As a result of not applying certain hedge accounting to certain interest rate swap transactions, the Company recorded a loss of $582 thousand in the second quarter of 2006 and $1.1 million in the first half of 2006 on derivative transactions versus a restated gain of $389 thousand in the second quarter of 2005 and a restated loss of $12 thousand in the first half of 2005. The Company expects to redesignate certain of the derivative transactions as accounting hedges under SFAS No. 133 during the third quarter. The Company believes the redesignation will reduce the volatility in earnings related to the transactions, and expects the accumulated net recognized losses on the transactions as of June 30, 2006 of $1.66 million ($1.1 million net of tax) will come back into income through reductions to expense that would otherwise have been recognized over the remaining life of the swaps.
     Non-interest expense of $8.9 million in the current quarter and $17.3 million for the first six months was up over the prior year amounts of $7.3 million and $15.2 million as a result of continued growth, including expansion in the attractive Greensboro, Raleigh and Mooresville markets.
     As of June 30, 2006, the Company reported total assets of $1.4 billion, representing an increase of $46.6 million, or 3.6% year-over-year driven by increases in the loan portfolio, which were offset somewhat by a $79.3 million reduction in investment securities. The Bank’s loan portfolio increased to $959.1 million, an increase of $113.2 million, or 13.4% over the amount reported on June 30, 2005. Additionally, loans during the second quarter grew by $37.9 million or 4.1% over the level reported at March 31, 2006. Total deposits increased to $978.5 million at June 30, 2006, an increase of $108.4 million over the year ago period. Despite a decline in deposits during the most recent quarter, reflecting in part seasonal fluctuations and in deposit levels by certain large deposit customers, lower cost non-maturity deposits grew by $73.3 million or 20.4% from the levels reported at June 30, 2005.
     Loan growth did not come at the expense of maintaining sound credit quality standards as asset quality continues to remain one of the strengths of the Company. Non-performing loans totaled $2.1 million or 0.22% of total loans at quarter-end, in comparison with $6.9 million or 0.82% of total loans as reported for June 30, 2005. Net charge-offs as a percentage of average loans were 0.12% for the quarter ended June 30, 2006, which is the same compared with the 0.12% reported in the year ago period. Reflecting the strong loan growth over the prior year and management’s evaluation of the loan portfolio and other economic factors, the provisions for loan losses amounted to $705 thousand and $1.2 million for the three and six months ended June 30, 2006, increases of $230 thousand and $310 thousand over the prior year periods. The Company’s allowance for loan losses equaled $12.6 million, or 1.32% of total loans and 588.0% of non-performing loans at June 30, 2006.
     At June 30, 2006, stockholders’ equity totaled $134.1 million and represented 9.91% of total assets. Stockholders’ equity decreased $1.5 million or 1.1% from $135.6 million for the year ago period influenced primarily by the implementation of the Company’s stock repurchase plans and the payment of cash dividends. Regulatory capital ratios are all well in excess of the “well-capitalized” threshold. The Company intends to repurchase up to an additional 1 million shares of its common stock. During 2005, the Company announced repurchase plans totaling 900,000 shares, under which 607,100 shares have been repurchased from inception in 2005 through June 2006.
     Southern Community Financial Corporation Chairman and Chief Executive Officer, F. Scott Bauer, commented, “We took tough and proactive steps to improve our earnings for the future. We believe the portfolio restructure will add six cents per share to our annual net earnings. The $1.1 million cumulative hit to earnings resulting from correcting our swap accounting will come back into earnings over the next four to five years. Our core bank remains very strong from a capital, quality, and business generation standpoint. We remain excited about our future, even more so with these decisions behind us.”
     Southern Community Financial is headquartered in Winston-Salem, North Carolina and is the holding company of Southern Community Bank and Trust, a community bank with twenty banking offices throughout the Piedmont region of North Carolina.
     Southern Community Financial Corporation’s common stock and trust preferred securities are listed on the NASDAQ Global Select Market under the trading symbols SCMF and SCMFO, respectively. Additional information about Southern Community is available on its website at www.smallenoughtocare.com or by email at investor.relations@smallenoughtocare.com.
     This news release contains forward-looking statements. Such statements are subject to certain factors that may cause the Company’s results to vary from those expected. These factors include changing economic and financial market conditions, competition, ability to execute our business plan, items already mentioned in this press release, and other factors described in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s judgment only as of the date hereof. The Company undertakes no obligation to publicly revise these forward-looking statements to reflect events and circumstances that arise after the date hereof.
For additional information:
F. Scott Bauer. Chairman/CEO
David W. Hinshaw, CFO
(336) 768-8500

Southern Community Financial Corporation
(Dollars in thousands except per share data)
(Unaudited)

	For the three months ended					Six Months Ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
	2006	2006	2005	2005	2005	2006	2005

		Restated	Restated	Restated	Restated		Restated
Income Statement
Total Interest Income	$20,862	$19,274	$18,669	$17,534	$16,554	$40,136	$31,894
Total Interest Expense	10,830	9,225	8,974	8,348	7,418	20,055	13,806

Net Interest Income	10,032	10,049	9,695	9,186	9,136	20,081	18,088

Provision for Loan Losses	705	475	380	(300)	475	1,180	870

Net Interest Income after Provision for Loan Losses	9,327	9,574	9,315	9,486	8,661	18,901	17,218

Non-Interest Income
Service Charges on Deposit Accounts	1,098	1,035	1,038	970	908	2,133	1,747
Gain (Loss) on Sale of Investment Securities	(4,230)	—	(266)	—	—	(4,230)	—
Gain (Loss) and Net Cash Settlement on Economic Hedges	(582)	(486)	(243)	(409)	389	(1,068)	(12)
Other Income	1,029	788	1,520	936	946	1,817	1,853

Total Non-Interest Income	(2,685)	1,337	2,049	1,497	2,243	(1,348)	3,588

Non-Interest Expense
Salaries and Employee Benefits	4,630	4,484	4,389	3,794	3,881	9,114	7,859
Occupancy and Equipment	1,680	1,608	1,614	1,458	1,372	3,288	2,714
Other	2,542	2,340	2,530	2,294	2,090	4,882	4,667

Total Non-Interest Expense	8,852	8,432	8,533	7,546	7,343	17,284	15,240

Income Before Taxes	(2,210)	2,479	2,831	3,437	3,561	269	5,566
Provision for Income Taxes	(780)	875	931	1,245	1,282	95	1,985

Net Income	$(1,430)	$1,604	$1,900	$2,192	$2,279	$174	$3,581

Net Income per Share
Basic	$(0.08)	$0.09	$0.11	$0.12	$0.13	$0.01	$0.20
Diluted	$(0.08)	$0.09	$0.10	$0.12	$0.13	$0.01	$0.20

	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,
	2006	2006	2005	2005	2005

		Restated	Restated	Restated	Restated
Balance Sheet
Assets
Cash and due from Banks	$30,304	$25,807	$24,606	$22,449	$31,129
Federal Funds Sold & Int Bearing Balances	1,010	596	648	794	752
Investment Securities	249,496	290,616	291,916	315,493	328,802

Loans	959,085	921,195	868,827	856,839	845,847
Allowance for Loan Losses	(12,626)	(12,211)	(11,785)	(11,773)	(12,365)

Net Loans	946,459	908,984	857,042	845,066	833,482

Bank Premises and Equipment	36,753	36,226	31,259	30,283	28,943
Goodwill	49,792	49,792	49,792	49,603	49,603
Other Assets	39,190	32,795	32,350	35,563	33,672

Total Assets	$1,353,004	$1,344,816	$1,287,613	$1,299,251	$1,306,383

Liabilities and Stockholders’ Equity
Deposits
Non-Interest Bearing	$106,605	$112,341	$111,226	$105,660	$112,764
Money market, savings and NOW	326,626	347,034	315,112	272,546	247,149
Time	545,316	538,720	515,611	519,000	510,253

Total Deposits	978,547	998,095	941,949	897,206	870,166

Borrowings	230,213	200,986	201,737	253,096	290,113
Accrued Expenses and Other Liabilities	10,120	10,138	9,042	12,982	10,494

Total Liabilities	1,218,880	1,209,219	1,152,728	1,163,284	1,170,773

Total Stockholders’ Equity	134,124	135,597	134,885	135,967	135,610

Total Liabilities and Stockholders’ Equity	$1,353,004	$1,344,816	$1,287,613	$1,299,251	$1,306,383

Book Value per Share	$7.61	$7.67	$7.66	$7.66	$7.60

						As of or for the
	As of or for the three months ended					six months ended
	Jun 30,	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Jun 30,	Jun 30,
	2006	2006	2005	2005	2005	2006	2005
		Restated	Restated	Restated	Restated		Restated
Per Share Data:
Basic Earnings per Share	($0.08)	$0.09	$0.11	$0.12	$0.13	$0.01	$0.20
Diluted Earnings per Share	($0.08)	$0.09	$0.10	$0.12	$0.13	$0.01	$0.20
Book Value per Share	$7.61	$7.67	$7.66	$7.66	$7.60	$7.67	$7.60
Cash dividends paid (1)	$0.035	$0.030	$0.030	$0.030	$0.030	$0.065	$0.150

Selected Performance Ratios:
Return on Average Assets (annualized) ROA	-0.42%	0.50%	0.58%	0.67%	0.72%	0.03%	0.58%
Return on Average Equity (annualized) ROE	-4.24%	4.83%	5.56%	6.41%	6.77%	0.26%	5.35%
Return on Tangible Equity (annualized)	-6.86%	7.85%	8.99%	10.38%	11.01%	0.42%	8.72%
Net Interest Margin	3.27%	3.44%	3.28%	3.09%	3.18%	3.35%	3.21%
Net Interest Spread	2.90%	3.06%	2.91%	2.75%	2.86%	2.98%	2.90%
Non-interest Income as a % of Revenue	-36.54%	11.74%	17.44%	14.01%	19.71%	-7.20%	16.55%
Non-interest Income as a % of Average Assets	-0.80%	0.41%	0.63%	0.47%	0.72%	-0.20%	0.58%
Non-interest Expense to Average Assets	2.60%	2.61%	2.59%	2.29%	2.32%	2.60%	2.45%
Efficiency Ratio	120.48%	74.06%	72.66%	70.64%	64.52%	92.26%	70.31%

Asset Quality:
Nonperforming Loans	$2,148	$2,058	$1,408	$3,752	$6,969	$2,148	$6,969
Nonperforming Assets	$2,233	$2,187	$1,688	$4,141	$7,284	$2,233	$7,284
Nonperforming Loans to Total Loans	0.22%	0.22%	0.16%	0.44%	0.82%	0.22%	0.82%
Nonperforming Assets to Total Assets	0.17%	0.16%	0.13%	0.32%	0.56%	0.17%	0.56%
Allowance for Loan Losses to Period-end Loans	1.32%	1.33%	1.36%	1.37%	1.46%	1.32%	1.46%
Allowance for Loan Losses to Nonperforming Loans (X)	5.88	5.93	8.37	3.14	1.77	5.88	1.77
Net Charge-offs to Average Loans (annualized)	0.12%	0.02%	0.17%	0.14%	0.12%	0.07%	0.14%

Capital Ratios:
Equity to Total Assets	9.91%	10.08%	10.48%	10.47%	10.38%	10.08%	10.38%
Tangible Equity to Total Tangible Assets (2)	6.33%	6.48%	6.72%	6.75%	6.68%	6.48%	6.68%

Average Balances:
Year to Date
Interest Earning Assets	$1,207,209	$1,184,008	$1,156,418	$1,150,666	$1,136,250
Total Assets	1,338,308	1,309,224	1,281,282	1,272,110	1,254,611
Total Loans	913,028	887,704	837,467	828,846	816,161
Equity	135,059	134,718	135,342	135,226	135,024
Interest Bearing Liabilities	1,084,807	1,055,889	1,029,089	1,023,182	1,009,473

Quarterly
Interest Earning Assets	$1,230,155	$1,184,008	$1,173,485	$1,179,027	$1,151,807
Total Assets	1,367,073	1,309,224	1,308,496	1,306,543	1,270,927
Gross Loans	938,074	887,704	863,047	853,802	826,708
Equity	135,396	134,718	135,686	135,623	134,943
Interest Bearing Liabilities	1,113,408	1,055,889	1,046,617	1,050,153	1,025,234

Weighted Average Number of Shares Outstanding
Basic	17,640,808	17,624,034	17,676,048	17,851,787	17,907,360	17,632,467	17,887,402
Diluted	17,813,170	17,857,395	17,944,031	18,139,930	18,202,763	17,838,621	18,226,496
Period end outstanding shares	17,615,355	17,673,077	17,612,472	17,746,480	17,837,150	17,615,355	17,837,150
(1) — March 31, 2005 represented an annual dividend of $0.12 per share. June 30, 2005 through June 30, 2006 represented a quarterly dividend.
(2) — Tangible Equity to Total Tangible Assets is period-ending equity less intangibles, divided by period-ending assets less intangibles.
Management provides the above non-GAAP measure, footnote (2) to provide readers with the impact of purchase accounting on this key financial ratio.